EXHIBIT 6

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made and entered into as of March 14, 2003 by and between the Armand Marciano Trust dated February 20, 1986 ("Seller") and the Maurice Marciano Trust (1995 Restatement)("Buyer"). In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Purchase and Sale. Seller hereby sells One Million (1,000,000) shares of the Common Stock of Guess ?, Inc. (the "Shares") to Buyer, and Buyer hereby purchases the Shares from Seller, in exchange for the cancellation by Buyer of Seller's Four Million Dollar ($4,000,000) debt to Buyer. Seller is irrevocably instructing Merrill Lynch to submit certificate(s) for transfer of the Shares to Buyer.

2. Representation and Warranties.

     2.1 Binding Agreement. Each party represents and warrants that (i) this Agreement has been duly executed and delivered by that party; and (ii) the Agreement constitutes the legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement will not breach or constitute grounds for the occurrence or declaration of a default under or termination of any agreement, indenture, undertaking, permit, license, or other instrument to which that party is a party or by which it or any of its properties may be bound or affected.

     2.2 Ownership. Seller represents that he is transferring the Shares free and clear of any security interest, claim, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, or restriction of any kind or nature, except those imposed by applicable securities laws.

     2.3 Brokers. Neither party has employed any broker or finder in connection with the Agreement and neither party shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by the other party in connection with this Agreement.

     2.4 Stock Representations. Buyer hereby represents and warrants that:

          2.4.1 Investment. The Shares are being acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof. Buyer has the requisite knowledge and experience to assess the relative merits and risks of a purchase of the Shares.

          2.4.2 Not Registered.  Buyer  understands  that the Shares are neither
     (a) registered under the Securities Act of 1933 nor (b) qualified under any state securities laws, and the Shares may not be sold or otherwise transferred except pursuant to an effective registration statement or an exemption from applicable registration and qualification requirements. Buyer understands that each certificate for the Shares shall bear a legend relating to that effect.

3.   Miscellaneous.   This  Agreement  sets  forth  the  entire   agreement  and
understanding of the parties hereto in respect to the purchase and sale, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement. This Agreement may not be amended, altered or modified except by a writing signed by the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 Armand Marciano Trust dated February 20, 1986

                                    /s/ ARMAND MARCIANO
                                 By -------------------------------------------
                                           Armand Marciano, trustee

                                 Maurice Marciano Trust (1995 Restatement)

                                    /s/ MAURICE MARCIANO
                                 By -------------------------------------------